Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

Casey’s General Stores, Inc.

of

Up to $500,000,000 in Value of Shares of its Common Stock

(including the Series A Serial Preferred Stock Purchase Rights)

at a Purchase Price not greater than $40.00

nor less than $38.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 25, 2010, UNLESS THE OFFER IS EXTENDED

Casey’s General Stores, Inc., an Iowa corporation (the “Company”, “our”, “we” or “us”), hereby offers to purchase for cash up to $500 million in value of shares of common stock, no par value per share, of the Company (the “Shares”), together with the associated rights to purchase Series A Serial Preferred Stock, no par value per share, of the Company issued pursuant to the Rights Agreement dated as of April 16, 2010, between the Company and Computershare Trust Company, N.A., as Rights Agent, at a price not greater than $40.00 per Share nor less than $38.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

We are offering to purchase up to $500 million in value of Shares in the Offer. On the terms and subject to the conditions of the Offer, we will determine a single price per Share, not greater than $40.00 per Share nor less than $38.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for Shares properly tendered and not withdrawn in the Offer, taking into account the total number of Shares tendered and the prices specified by tendering shareholders. After the Offer expires, we will look at the prices chosen by shareholders for all of the Shares properly tendered and not withdrawn. We will then select the lowest purchase price (in multiples of $0.25) (the “Purchase Price”) within the price range specified above that will allow us to purchase up to $500 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not withdrawn. If, based on the Purchase Price we determine, Shares having an aggregate value of less than $500 million are properly tendered, we will buy all the Shares that are properly tendered and not withdrawn. All Shares we acquire in the Offer will be acquired at the same Purchase Price regardless of whether any shareholder tendered at a lower price. We will purchase only Shares tendered at prices at or below the Purchase Price we determine. However, because of the odd lot priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Purchase Price if, based on the Purchase Price we determine, more than $500 million in value of Shares are properly tendered and not withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. See Section 3.

At the maximum Purchase Price of $40.00 per Share, we could purchase 12,500,000 Shares if the Offer is fully subscribed, which would represent approximately 24.5% of our issued and outstanding common stock as of July 23, 2010. At the minimum Purchase Price of $38.00 per Share, we could purchase 13,157,894 Shares if the Offer is fully subscribed, which would represent approximately 25.8% of our issued and outstanding common stock as of July 23, 2010.

We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer through a combination of debt financing and available cash. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the consummation by the Company of the debt financing referred to above on terms satisfactory to the Company. See Sections 2, 7 and 9.

The Shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CASY.” On July 27, 2010, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on NASDAQ was $36.50 per Share. Shareholders are urged to obtain current market quotations for the Shares. See Section 8.

Our Board of Directors has approved our making the Offer. However, none of the Company, our Board of Directors, the Depositary (as defined in this Offer to Purchase) or the Information Agent (as defined in this Offer to Purchase) makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you should tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you may choose to tender your Shares.

You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. All of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer. See Section 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

You may direct questions and requests for assistance, or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, to MacKenzie Partners, Inc., which is acting as the Information Agent for the Offer. Its address and telephone numbers appear on the back cover of this Offer to Purchase.

Offer to Purchase, dated July 29, 2010

IMPORTANT

If you desire to tender all or any portion of your shares of common stock, no par value per share (the “Shares”), of Casey’s General Stores, Inc. (the “Company” or “we”), you must do one of the following before the Offer (as defined in this Offer to Purchase) expires:

•

if you hold certificates in your own name, follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions and deliver it, along with the certificates evidencing your Shares, any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”);

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (the “nominee”), you must contact the nominee and request that the nominee tender your Shares for you;

•	if you are an institution participating in The Depository Trust Company, you must tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are unable to deliver the certificates for the Shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3;

•

if you are a participant in the Casey’s General Stores, Inc. Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), and you wish to tender any or all of your Shares in that plan, including any DRIP Shares purchased with the Company’s August 16, 2010 dividend or any optional cash investment on that date, you must complete and sign a Letter of Transmittal according to its instructions and the instructions and procedures described in Section 3 and deliver it, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary;

•

if you are a participant in the Casey’s General Stores 401(k) Plan, and you wish to tender any of your Shares held in that plan, you must follow the separate instructions and procedures described in Section 3 (including an earlier deadline for delivering materials) and you must review the separate materials related to the plan enclosed with this Offer to Purchase for instructions; and

•

if you are a holder of vested options to purchase Shares under our equity compensation plans, or of options to purchase Shares under our equity compensation plans that will vest prior to the expiration of the Offer and such options, in either case, have an expiration date after the expiration of the Offer (in either case, “Options”), you must follow the separate instructions and procedures described in Section 3 (including an earlier deadline for delivering materials) and you must review the separate materials regarding the tender of Options enclosed with this Offer to Purchase for instructions.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer.” If you agree to accept the Purchase Price (as defined in this Offer to Purchase) determined pursuant to the Offer, your Shares will be deemed to be tendered at the minimum price of $38.00 per Share. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at the minimum price of $38.00 per Share.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you should tender your Shares. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Purchase. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our Board of Directors, the Depositary or MacKenzie Partners, Inc., which is acting as the Information Agent for the Offer.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. In this Offer to Purchase, we use the terms the “Company”, “Casey’s”, “our”, “we” and “us” to refer collectively to Casey’s General Stores, Inc. and its subsidiaries. We refer to the Shares of our common stock as the “Shares.” Unless the context otherwise requires, all references to Shares in the Offer include the associated rights (the “Rights”) to purchase Series A Serial Preferred Stock, no par value per share, of the Company issued pursuant to the Rights Agreement dated as of April 16, 2010, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), and a tender of Shares will include a tender of the Rights. This summary term sheet highlights only certain material information. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”) because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my Shares?

Casey’s General Stores, Inc.

What is the Company offering to purchase?

We are offering to purchase up to $500 million in value of Shares. See Section 1.

What is the purpose of the Offer?

Our Board of Directors believes that the Offer will generate significant value for our shareholders. The Offer is expected to be highly accretive to the Company’s diluted earnings per share at all the prices in the price range for the Offer. Further, the Board believes the Offer is financially prudent given the Company’s strong balance sheet and careful use of capital. The Offer will allow our shareholders to continue participating in the Company’s substantial upside.

Further, as you may already know, on June 2, 2010, Alimentation Couche-Tard Inc., a corporation incorporated under the laws of the province of Québec, Canada (“Couche-Tard”), through its wholly owned subsidiary, ACT Acquisition Sub, Inc., commenced an unsolicited tender offer to acquire all outstanding Shares of common stock of Casey’s at $36 per Share (the “Couche-Tard Offer”). On July 22, 2010, Couche-Tard increased its offer price under the Couche-Tard Offer to $36.75 per Share. The Board believes that the Couche-Tard Offer greatly undervalues the Company, and that the Offer will provide shareholders with the opportunity to tender their Shares and thereby receive a return of capital if they so elect, without potential disruption to the share price and the usual transaction costs associated with market sales. Alternatively, shareholders may elect not to participate in the Offer and thereby increase their percentage ownership of Casey’s following the completion of the Offer and benefit from the expected enhanced earnings per Share. See Section 2.

What will the Purchase Price for the Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $38.00 to $40.00 per Share. The purchase price (the “Purchase Price”) will be the lowest price at which, based on the number of Shares tendered and the prices specified by the tendering shareholders, we can purchase up to $500 million in value of Shares, or such lesser number of Shares as are properly tendered and not withdrawn. All Shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price we determine. We will determine the Purchase Price for tendered Shares promptly after the Offer expires. If your Shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

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If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer.” If you agree to accept the Purchase Price determined under the Offer, your Shares will be deemed to be tendered at the minimum price of $38.00 per Share. You should understand that this election may lower the Purchase Price and could result in your Shares being purchased at the minimum price of $38.00 per Share.

How many Shares will the Company purchase in the Offer?

We are offering to purchase up to $500 million in value of Shares. If, based on the Purchase Price we determine, more than $500 million in value of Shares are properly tendered and not withdrawn, we will purchase all Shares tendered at or below the Purchase Price on a pro rata basis, except for “odd lots” (of less than 100 Shares), which we will purchase on a priority basis (though tenders of less than all of the Shares owned by an odd lot holder will not qualify for this priority), and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). At the maximum Purchase Price of $40.00 per Share, we could purchase 12,500,000 Shares if the Offer is fully subscribed, which would represent approximately 24.5% of our issued and outstanding common stock as of July 23, 2010. At the minimum Purchase Price of $38.00 per Share, we could purchase 13,157,894 Shares if the Offer is fully subscribed, which would represent approximately 25.8% of our issued and outstanding common stock as of July 23, 2010. The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions, including the Financing Condition (as defined below). See Sections 1 and 7.

What are the “associated stock purchase rights”?

For each Share issued, the holder of such Share also holds one Right associated with such Share pursuant to the Rights Agreement, which is incorporated by reference as an exhibit to our Issuer Tender Offer Statement on Schedule TO (the “Self-Tender Schedule TO”). The Rights are not currently represented by separate certificates. Instead, they are evidenced by certificates of Shares and they automatically trade with the associated common stock. Unless the context otherwise requires, all references to Shares in the Offer include the Rights and a tender of Shares will include a tender of the Rights. See Section 1. The Rights Agreement provides that no Person will become an “Acquiring Person” under the Rights Agreement solely as the result of a change in the aggregate number of Shares outstanding since the last date on which such Person acquired beneficial ownership of any Shares. However, if a person, together with all affiliates and associates of such person, becomes the beneficial owner of 15% or more of the Shares then outstanding by reason of Share purchases by the Company and, after such Share purchases by the Company, becomes the beneficial owner of any additional Shares, then such person will be deemed to be an “Acquiring Person” under the Rights Agreement.

How will the Company pay for the Shares?

The maximum aggregate Purchase Price of Shares repurchased in the Offer will be $500 million. We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer through a combination of debt financing (the “Debt Financing”) and available cash.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following before the applicable deadline set forth below:

•

if you hold certificates in your own name, you must follow the instructions described in Section 3 “Procedures For Tendering Shares” carefully, as you will need to complete a Letter of Transmittal in accordance with the instructions and deliver it, along with the certificates evidencing your Shares, any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”);

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (a “nominee”), you must contact the nominee and request that the nominee tender your Shares for you;

•	if you are an institution participating in The Depository Trust Company (“DTC”), you must tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are unable to deliver the certificates for the Shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3;

•

if you are a participant in the Casey’s General Stores, Inc. Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), and you wish to tender any or all of your Shares in that plan, including any DRIP Shares purchased with Casey’s August 16, 2010 dividend or any optional cash investment on that date, you must complete and sign a Letter of Transmittal according to its instructions and the instructions and procedures described in Section 3 and deliver it, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary;

•

if you are a participant in the Casey’s General Stores 401(k) Plan (the “KSOP”) and you wish to tender any of your Shares held in that plan, you must follow the separate instructions and procedures described in Section 3 (including an earlier deadline for delivering materials) and you must review the separate materials related to the plan enclosed with this Offer to Purchase for instructions; and

•

if you are a holder of vested options to purchase Shares under our equity compensation plans, or of options to purchase Shares under our equity compensation plans that will vest prior to the Expiration Time (as defined below) and such options, in either case, have an expiration date after the Expiration Time (in either case, “Options”), you must follow the separate instructions and procedures described in Section 3 (including an earlier deadline for delivering materials) and you must review the separate materials enclosed with this Offer to Purchase for instructions.

You may contact MacKenzie Partners, Inc., which is acting as the Information Agent for the Offer (the “Information Agent”) for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How long do I have to tender my Shares; can the Offer be extended, amended or terminated?

Unless you are tendering Shares held in the KSOP or Shares issued upon the exercise of Options, you may tender your Shares until the Offer expires. The Offer will expire on August 25, 2010, at 12:00 midnight, New York City time (such date and time, as it may be extended, the “Expiration Time”), unless we extend it. See Section 1. If a nominee holds your Shares, it is likely that they have an earlier deadline, for administrative reasons, for you to act to instruct them to tender Shares on your behalf. We urge you to contact your nominee to find out their deadline.

If you wish to tender Shares held in the KSOP, the deadline is 5:00 p.m., New York City time, on August 19, 2010, unless we extend the Offer, in which case you can tender Shares held in the KSOP until 5:00 p.m., New York City time, on the date that is four business days before the new Expiration Time. See Section 3.

If you wish to tender Shares issued upon the conditional exercise of Options, the deadline is 12:00 noon, New York City time, on August 20, 2010, unless we extend the Offer, in which case you can tender Shares issued upon the conditional exercise of Options until 12:00 noon, New York City time, on the date that is three business days before the new Expiration Time. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 16. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance for payment of any Shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 16.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new expiration time by 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Time. We will issue a press release if we materially amend the terms of the Offer. See Section 16.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Time, including:

•

consummation of the Debt Financing, on terms satisfactory to the Company, resulting in aggregate proceeds to the Company that are sufficient, together with available cash, to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer (the “Financing Condition”);

•	no legal action having been threatened, instituted or pending that seeks to challenge, prohibit or delay the Offer;

•

no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, having occurred;

•

no commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States having occurred;

•

no change (or event involving a prospective change) having occurred that could reasonably be expected to materially adversely affect our business, financial condition, results of operations or prospects or the value of our Shares;

•

no tender offer or exchange offer having been made for our Shares, or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, having been proposed, announced or made by any person, other than (1) the Couche-Tard Offer and (2) the Offer; and

•

our reasonable determination that the consummation of the Offer will not cause our common stock to be delisted from the NASDAQ Global Select Market (“NASDAQ”) or to be eligible for deregistration under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).

The Offer is subject to these conditions, and a number of other conditions, all of which are described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act.

How do holders of currently exercisable stock options participate in the Offer?

Holders of Options may, subject to certain limitations, conditionally exercise some or all of those Options as part of the Offer and instruct Casey’s to tender all (but not less than all) of the Shares issuable upon the conditional exercise. This exercise of Options is “conditional” because the holder of Options is deemed to exercise an Option (and pay the exercise price) only if and to the extent that (i) Casey’s will purchase the underlying Shares pursuant to the Offer and (ii) the Purchase Price determined by us in the Offer exceeds the exercise price for the Option. If Casey’s does not purchase the underlying Shares, the Options for those Shares will not be deemed exercised and will remain outstanding. Conditional exercise of Options and tender of the Shares issuable upon conditional exercise requires completion and delivery to Casey’s of an Option Election Form. See Section 3.

What happens if more than $500 million in value of Shares are tendered at or below the Purchase Price?

If, based on the Purchase Price, Shares having an aggregate value in excess of $500 million are properly tendered at or below the Purchase Price and not withdrawn, we will purchase Shares as follows:

•	first, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price selected by us;

•

second, from all other shareholders who properly tender Shares at or below the Purchase Price selected by us, on a pro rata basis (except for shareholders who tendered Shares conditionally for which the condition was not satisfied); and

•

third, only if necessary to permit us to purchase $500 million in value of Shares (or such greater amount as we may elect to pay), from holders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Section 1, and, for additional information on conditional purchases, see Section 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price selected by us, you do not withdraw such Shares before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any Shares you have tendered at any time before 12:00 midnight, New York City time, on August, 25, 2010, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. If we have not accepted for payment the Shares you have tendered, you may also withdraw your Shares at any time after 12:00 midnight, New York City time, on September 23, 2010.

You may withdraw tendered Shares held in the KSOP at any time before 5:00 p.m., New York City time, on August 19, 2010, unless we extend the Offer, in which case you can withdraw your Shares until 5:00 p.m., New York City time, on the date that is four business days before the new Expiration Time.

If you provided instructions to the Company’s Corporate Secretary to conditionally exercise one or more of your Options and tender the underlying Shares and you wish to withdraw such instructions, you may withdraw such instructions at any time before 12:00 noon, New York City time, on August 20, 2010, unless we extend the Offer, in which case you can withdraw your instructions until 12:00 noon, New York City time, on the date that is three business days before the new Expiration Time. See Section 4.

How do I withdraw Shares I previously tendered?

To withdraw tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares, if different from the name of the person who tendered the Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the

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procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a nominee, you must instruct that nominee to arrange for the withdrawal of your Shares.

If you wish to withdraw tendered Shares held in the KSOP, you must deliver the Instruction Form with the required information or provide withdrawal instructions by telephone or via the Internet to the agent for Principal Trust Company, the trustee for the KSOP (the “Trustee”), in accordance with the instructions in the “Letter to Participants in the Casey’s General Stores, Inc. 401(k) Plan” furnished to participants in the KSOP. If you wish to withdraw tendered Shares held in the KSOP, you must withdraw all such tendered Shares. If you withdraw Shares held in the KSOP, you must re-tender any such Shares you wish to tender in the Offer.

If you provided instructions to the Company’s Corporate Secretary to conditionally exercise one or more of your Options and tender the underlying Shares and you wish to withdraw such instructions, you must deliver a written notice of withdrawal with the required information to the Company’s Corporate Secretary. If you wish to withdraw your instructions with respect to an Option and the Shares underlying such Option, you must withdraw your instructions with respect to all Shares underlying such Option. If you withdraw your tender instructions and you later wish to conditionally exercise the Option or Options covered by the withdrawn instructions, you must provide new instructions to the Company’s Corporate Secretary to conditionally exercise such Option or Options and tender the underlying Shares. See Section 4.

What if I already tendered my Shares to Couche-Tard, but now want to tender them to Casey’s instead?

If you have already tendered your Shares to Couche-Tard in response to the Couche-Tard Offer, you must properly withdraw them before your can tender them to us. To effectively withdraw, Couche-Tard’s depositary must receive a written notice from you before the Couche-Tard Offer expires at either of the addresses listed below. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to Couche-Tard’s depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Couche-Tard’s depositary and, unless such Shares have been tendered by an “eligible institution” (as defined in Section 3), the signatures on the notice of withdrawal must be guaranteed by an “eligible institution.” If Shares have been delivered pursuant to book-entry transfer procedures, any notice of withdrawal must also specify the name and number of the account at your nominee to be credited with the withdrawn Shares and otherwise comply with the nominee’s procedures.

By Mail:	By Hand or Overnight Delivery: (Until 6:00 p.m. Eastern Time on the expiration date of the Couche-Tard Offer (currently August 6, 2010))

Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 N. Concord Exchange South St. Paul, MN 55075-1139

If you wish to withdraw Shares held in the KSOP that you already tendered to Couche-Tard in response to the Couche-Tard Offer, you must deliver the Instruction Form with the required information or provide withdrawal instructions by telephone or via the Internet to the agent for the Trustee in accordance with the instructions in the “Letter to Participants in the Casey’s General Stores, Inc. 401(k) Plan” furnished to participants in the KSOP.

If you have any questions regarding withdrawal of any of your Shares that you already tendered to Couche-Tard, our Information Agent can assist you. Their contact information appears on the back cover page of this document.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved our making the Offer. However, none of the Company, our Board of Directors, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you should tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you may choose to tender your Shares. In so doing, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their Shares in the Offer?

All of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). As a result, the consummation of the Offer will increase the proportional holdings of our directors and executive officers. See Section 12.

If I decide not to tender, how will the Offer affect my Shares?

Shareholders who choose not to tender their Shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my Shares?

On July 27, 2010, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on NASDAQ was $36.50 per share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

When and how will the Company pay for the Shares I tender?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after expiration of the Offer. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 9:00 a.m., New York time, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until at least four business days after expiration of the Offer. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your nominee) the payment for all your Shares accepted for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my Shares?

If you are the record owner of your Shares and you tender your Shares directly to the Depositary, you will not pay brokerage commissions or similar expenses. If you hold your Shares through a nominee and that nominee tenders your Shares on your behalf, that nominee may charge you a fee. You should consult with your nominee to determine whether any charges will apply. See Section 3.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act prohibit us and our affiliates from purchasing any Shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Whether we make additional repurchases after the conclusion of the ten-business day period following the Expiration

Time will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares and our ability to incur indebtedness, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 15), the receipt of cash from us in exchange for your Shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your Shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering shareholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Form W-9 included in the Letter of Transmittal (or other such Internal Revenue Service form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the shareholder pursuant to the Offer. See Sections 3 and 15.

If you are a Non-U.S. Holder (as defined in Section 15), you will be subject to U.S. federal tax withholding at a rate of 30% on the gross payments received pursuant to the Offer, subject to reduction by applicable treaty or exemption for income that is effectively connected with your conduct of trade or business within the United States, as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 15.

We advise you to consult your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my Shares?

We will pay all stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who may I talk to if I have questions?

If you have any questions regarding the Offer, please contact the Information Agent, toll-free at (800) 322-2885 or, collect, at (212) 929-5500. Additional contact information for the Information Agent is set forth on the back cover page of this document.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The Company cautions you that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risk that the Company’s cash balances and cash generated from operations and financing activities will not be sufficient for the Company’s future liquidity and capital resource needs, changes in financial markets and the other risks and uncertainties included from time to time in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). Forward-looking statements represent the Company’s expectations or beliefs concerning future events that may not prove to be accurate.

The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions are used to identify forward-looking statements. The Company further cautions you that other factors it has not identified may in the future prove to be important in affecting the Company’s business and results of operations. The Company asks you not to place undue reliance on any forward-looking statements because they speak only of the Company’s views as of the statement dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Whether actual results will conform with the Company’s expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to risks and uncertainties relating to:

•	the increased indebtedness that we will incur, and the use of available cash, to purchase Shares in the Offer and pay related fees and expenses;

•	the price at which we ultimately determine to purchase Shares in the Offer and the number of Shares tendered in the Offer;

•

the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

•	the disruption and additional costs related to Couche-Tard’s unsolicited takeover attempt and any litigation related thereto;

•	the risk that disruptions or uncertainty from Couche-Tard’s takeover attempt will divert management’s time and harm the Company’s relationships with its customers, employees and suppliers;

•	future actions by Couche-Tard in connection with its unsolicited takeover attempt; and

•	actions taken by us in response to, or in connection with, Couche-Tard’s unsolicited takeover attempt.

All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by this cautionary statement. You should read carefully the factors described herein under Section 2, “Purpose of the Tender Offer; Certain Effects of the Tender Offer” and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010 and in any subsequent filings under the Exchange Act.

THE TENDER OFFER

1.    Number of Shares; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to $500 million in value of Shares, or if a lesser amount of Shares is properly tendered and not withdrawn, all Shares that are properly tendered and not withdrawn, at a price not greater than $40.00 nor less than $38.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “Expiration Time” means 12:00 midnight, New York City time, on August 25, 2010, unless we extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 16 for a description of our right to extend, delay, terminate or amend the Offer.

If we:

•	change the price range to be paid for Shares;

•

increase the aggregate Purchase Price limit and thereby increase the number of Shares purchasable in the Offer and such increase in the number of Shares being sought exceeds 2% of our outstanding Shares; or

•	decrease the aggregate Purchase Price limit and thereby decrease the number of Shares purchasable in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 16, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject to other conditions, including the Financing Condition. See Section 7.

Shareholders desiring to tender Shares must specify the price or prices, not greater than $40.00 per Share nor less than $38.00 per share, at which they are willing to sell their Shares to us in the Offer. Alternatively, shareholders desiring to tender Shares and seeking to maximize the chance that their Shares will be purchased can choose not to specify a price and, instead, specify that they will sell their Shares at the Purchase Price ultimately paid for Shares properly tendered. To do so, shareholders should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer.” Note that this election is deemed to be a tender of Shares at the minimum price of $38.00 per Share and could result in the tendered Shares being purchased at the minimum price of $38.00 per share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether, and at what purchase price or purchase prices, to tender their Shares. See Section 8 for recent market prices for the Shares.

After the Offer expires, we will look at the prices chosen by shareholders for all of the Shares properly tendered and not withdrawn. We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to purchase up to $500 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not withdrawn. If, based on the Purchase Price, Shares having an aggregate value of less than $500 million are properly tendered, we will buy all the Shares that are properly tendered and not withdrawn. Once the Purchase Price has been determined, we will promptly disclose such price in a manner calculated to inform shareholders of this information, which will include a press release through a national news service.

All Shares we acquire in the Offer will be acquired at the same Purchase Price regardless of whether any shareholder tendered at a lower price. We will purchase only Shares properly tendered at or below the Purchase Price we determine and not withdrawn. However, because of the odd lot priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered, even if shareholders tendered at or below the Purchase Price, if, based on the Purchase Price, more than $500 million in value of Shares are properly tendered and not withdrawn. We will return Shares tendered at prices in excess of the Purchase Price and Shares that we do not purchase because of the odd lot priority, proration or conditional tender provisions to the tendering shareholders at our expense promptly after the Offer expires. See Section 3.

If the number of Shares properly tendered at or below the Purchase Price and not withdrawn is less than or equal to $500 million in value of Shares, or such greater number of Shares as we may elect to accept for payment, we will, subject to applicable law and upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if, based on the Purchase Price, Shares having an aggregate value in excess of $500 million have been properly tendered at or below the Purchase Price selected by us and not withdrawn, we will, subject to applicable law, purchase properly tendered Shares on the basis set forth below:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•

tenders all Shares owned beneficially or of record at a price at or below the Purchase Price (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares tendered at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares.

•

Third, if necessary to permit us to purchase $500 million in value of Shares at the Purchase Price (or such greater amount as we may elect to pay), Shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at or below the Purchase Price determined in the Offer. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased even if they are tendered at or below the Purchase Price.

Odd Lots. The term “Odd Lots” means all Shares properly tendered prior to the Expiration Time at prices at or below the Purchase Price and not withdrawn by any person who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Shares he or she owns in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares properly tendered and not withdrawn by the shareholder to the total number of Shares properly tendered and not withdrawn by all shareholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least four business days after the Expiration Time. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 15 “Material U.S. Federal Income Tax Consequences”, the number of Shares that we will purchase from a shareholder in the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender Shares and whether to condition any tender upon our purchase of a stated number of Shares held by such shareholder. The Letter of Transmittal affords tendering shareholders the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. Shares held in the KSOP and Shares underlying Options may not be conditionally tendered.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Purpose of the Tender Offer; Certain Effects of the Tender Offer

Purpose of the Offer. We intend to purchase up to $500 million in value of our Shares in the Offer. At the maximum Purchase Price of $40.00 per Share, we could purchase 12,500,000 Shares if the Offer is fully subscribed, which would represent approximately 24.5% of our issued and outstanding common stock as of July 23, 2010. At the minimum Purchase Price of $38.00 per Share, we could purchase 13,157,894 Shares if the Offer is fully subscribed, which would represent approximately 25.8% of our issued and outstanding common stock as of July 23, 2010. In determining to proceed with the Offer, the Board of Directors has reviewed, with the assistance of management and its legal and financial advisors, its strategic plan, its use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment and Share repurchases, and a variety of alternatives in response to the unsolicited takeover proposal by Couche-Tard. Before determining to proceed with the Offer, the Board of Directors also considered, with the assistance of management and its legal and financial advisors, the Company’s capital structure, free cash flow, financial position and dividend policy, the anticipated cost and availability of financing and the market price of the Shares, as well as the Company’s operations, strategy and expectations for the future. Except for the Offer, nothing in this Statement shall constitute an offer to sell, or solicitation to buy, any securities.

In considering the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including our use of increased indebtedness to fund the Offer. Our Board of Directors believes that the Offer is consistent with our objectives of returning capital to shareholders and increasing long-term shareholder value. In addition, the Board believes that the Couche-Tard Offer greatly undervalues the Company and that the Offer provides an opportunity for shareholders to immediately realize a portion of this additional value in cash.

Our Board of Directors has approved our making the Offer. However, none of the Company, our Board of Directors, the Depositary or the Information Agent makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you should tender your Shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you may choose to tender your Shares. You should read carefully the information set forth or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, including information regarding the purposes and effects of the Offer. You should discuss whether to tender your Shares with your tax advisor, financial advisor and/or broker.

The Couche-Tard Offer. On April 9, 2010, Couche-Tard made an unsolicited proposal to acquire Casey’s at a price of $36 per Share, and on June 2, 2010, Couche-Tard, through its wholly owned subsidiary, ACT Acquisition Sub, Inc. (“Couche-Tard Sub”), commenced an unsolicited tender offer to acquire all outstanding Shares at the same price by filing a Tender Offer Statement on Schedule TO (as amended, the “Couche-Tard Schedule TO”) with the SEC. After careful consideration, including a thorough review of the terms of the Couche-Tard Offer in consultation with Casey’s financial and legal advisors, the Board of Directors unanimously concluded on June 6, 2010 that the Couche-Tard Offer was not in the best interests of Casey’s and its shareholders and other constituencies. In reaching this conclusion, the Board considered, among other things, the advice of its financial advisor, Goldman, Sachs & Co. (“Goldman Sachs”). On June 8, 2010, Casey’s filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “Schedule 14D-9”) with the SEC containing the Board’s recommendation that Casey’s shareholders not tender into the Couche-Tard Offer. On July 12, 2010, Couche-Tard announced that it had extended the Couche-Tard Offer, which had been scheduled to expire at 12:00 midnight, New York City time, on July 9, 2010 until 5:00 p.m., New York City time, on August 6, 2010, unless further extended.

On July 22, 2010, Couche-Tard announced that it had increased its offer price under the Couche-Tard Offer to $36.75 per Share. All other terms and conditions of the Couche-Tard Offer remained unchanged. The Board thoroughly reviewed the terms and conditions of the revised Couche-Tard Offer in consultation with its financial and legal advisors, and, on July 27, 2010, concluded by unanimous vote that the revised Couche-Tard Offer is not in the best interests of Casey’s and its shareholders and other constituencies, and that shareholders should reject the revised Couche-Tard Offer and not tender their Shares in the revised Couche-Tard Offer. The Board believes that the revised Couche-Tard Offer substantially undervalues Casey’s and that the Company’s industry-leading performance, significant growth opportunities, strong balance sheet and exceptional management and employees can create far greater value for shareholders than that reflected in the Couche-Tard Offer price. In reaching this conclusion, the Board considered, among other things, the advice of its financial advisor, Goldman Sachs. On July 28, 2010, Casey’s filed with the SEC an amendment to the Schedule 14D-9 containing the Board’s recommendation. Please see the Schedule 14D-9 for a detailed description of the reasons underlying the Board’s recommendation.

Couche-Tard’s Proxy Solicitation. In an attempt to advance Couche-Tard’s proposal for a business combination with Casey’s, on June 7, 2010, Couche-Tard notified the Company of, and publicly announced, its intent to nominate and solicit proxies for an opposition slate of nine nominees for election as directors at the

2010 annual meeting of shareholders of Casey’s (the “Annual Meeting”). On that date, Couche-Tard also notified the Company and publicly announced that it intends to present a proposal for shareholder action at the Annual Meeting, which proposal will seek to repeal any new bylaws or amendments to Casey’s Second Amended and Restated Bylaws (the “Bylaws”) that are adopted by the Board, without shareholder approval, after June 10, 2009, and, if adopted, prior to the adoption of Couche-Tard’s proposal by Casey’s shareholders (the “Bylaw Amendment Repeal Proposal”). On July 22, 2010, Couche-Tard filed a preliminary proxy statement with the SEC in connection with its previously announced intention to nominate a slate of nine directors for election to the Board and to present its Bylaw Amendment Repeal Proposal. Based upon Couche-Tard’s notice, public announcements and filings, the Company believes that Couche-Tard and its affiliates will nominate a full slate of individuals for election as directors at the Annual Meeting, will propose adoption of its Bylaw Amendment Repeal Proposal at the Annual Meeting (assuming any new bylaws or amendments to the Bylaws are adopted by the Board of Directors without shareholder approval after the date of the proxy statement distributed to Casey’s shareholders by the Company in respect of the Annual Meeting and prior to the Annual Meeting) and will solicit proxies for these purposes.

Litigation with Couche-Tard. On June 11, 2010, Casey’s filed a complaint (the “Federal Complaint”) against Couche-Tard and Couche-Tard Sub in the United States District Court for the Southern District of Iowa, captioned Casey’s General Stores, Inc. v. Alimentation Couche-Tard Inc., et al., Civil Action 4:10-cv-265, alleging a market manipulation scheme perpetrated by Couche-Tard in an attempt to acquire all outstanding Shares at an artificially deflated price. The Federal Complaint seeks, among other relief, (i) a declaration that Couche-Tard’s April 9, 2010, sale of 1,975,000 Shares with the intent to artificially depress the market price of the Casey’s common stock was in violation of Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder; (ii) a declaration that Couche-Tard’s April 9, 2010, announcement of its intention to make the Couche-Tard Offer, without disclosing the fact that it held nearly 2,000,000 Shares and intended to sell its holdings of Casey’s common stock after its announcement in order to reap illicit profits and to artificially depress the market price of the Shares, was in violation of Section 14(e) of the Exchange Act, and Rule 14e-8 promulgated thereunder; and (iii) an injunction barring Couche-Tard from taking further steps to consummate the Couche-Tard Offer and from purchasing the Shares.

On June 18, 2010, Couche-Tard filed its answer and affirmative defenses to the Federal Complaint, and also asserted various counterclaims against Casey’s and the Board. Couche-Tard asserts claims for breaches of the Board’s fiduciary duties in connection with the Couche-Tard Offer; claims seeking declaratory judgment that certain provisions of the Iowa Business Corporation Act are unconstitutional or preempted by federal law; and claims that Casey’s violated Section 14(e) of the Exchange Act for allegedly making untrue or misleading statements in the Schedule 14D-9. Couche-Tard seeks, among other things, an order requiring the Board to redeem the Rights, or to amend the Rights Agreement so as to make it inapplicable to the Couche-Tard Offer and to grant approval of Couche-Tard’s proposed acquisition under Iowa’s Business Combination Statute, and an injunction preventing the Board (or anyone working with the Board) from taking any steps to impede the ability of Casey’s shareholders to accept the Couche-Tard Offer or otherwise impede Couche-Tard’s proposed acquisition. Casey’s and the Board believe Couche-Tard’s counterclaims are without merit and intend to defend against them vigorously.

On July 7, 2010, the court ordered that any hearing on the Company’s application for preliminary injunction shall be held on August 23, 2010, and that the parties shall complete discovery on any issue relating to the application for preliminary injunction by August 16, 2010. On July 12, 2010, Casey’s filed a motion to dismiss Couche-Tard’s counterclaims. On July 14, 2010, Couche-Tard filed its opposition to Casey’s motion for a preliminary injunction and filed a motion for judgment on the pleadings.

Shareholder Litigation. On April 28, 2010, a purported class action complaint (the “Mercier Complaint”) was filed in the Iowa District Court in and for Polk County, captioned Mercier v. Casey’s General Stores, Inc., et al., Civil Action No. CE65196, on behalf of a putative class of Casey’s shareholders against Casey’s and the Board. The plaintiff in the Mercier Complaint asserts a claim for breach of fiduciary duty in connection with the

Couche-Tard Offer and seeks an order requiring the Board to place Casey’s up for auction and/or to conduct a market check and requiring Casey’s to make full and fair disclosure of all material facts to the class before the completion of an acquisition; a declaration that the Board has breached its fiduciary duties to plaintiff and the class; and an award of fees, expenses and costs. However, pursuant to a stipulation between Casey’s and the plaintiff in such action, Casey’s need not answer or otherwise respond to the Mercier Complaint until such time as the plaintiff either files an amended complaint or informs Casey’s that it does not intend to amend the complaint.

On June 29, 2010, a purported class action complaint (the “Howie Complaint”) was filed in the Iowa District Court in and for Polk County, captioned Howie v. Myers, et al., Civil Action No. CL118607, on behalf of a putative class of Casey’s shareholders against Casey’s and the Board. In the Howie Complaint, the plaintiff asserts a claim for breach of fiduciary duty in connection with the Couche-Tard Offer, and seeks, among other things, an order requiring the Board to undertake an evaluation of alternative transactions and to redeem the Rights, an injunction preventing any material transactions or changes to Casey’s business and assets other than under court supervision and an award of damages as well as fees, expenses and costs. The plaintiffs that filed the Mercier Complaint and the Howie Complaint have each filed a motion to consolidate the two lawsuits and to be appointed lead plaintiff.

On July 21, 2010, a purported class action complaint (the “Carpenters Pension Trust Complaint”) was filed in the United States District Court for the Southern District of Iowa, captioned Kentucky State District Council of Carpenters Pension Trust Fund v. Myers, et al., Case No. 4:10-cv-00332, on behalf of a putative class of Casey’s shareholders against Casey’s and the Board. In the Carpenters Pension Trust Complaint, the plaintiff asserts a claim for breach of fiduciary duty in connection with the Couche-Tard Offer, and seeks, among other things, a declaration that the Board has breached its fiduciary duties to plaintiff and the class, an injunction preventing the Board from initializing defensive measures which may render the acquisition of Casey’s unduly burdensome or expensive for a potential acquiror, an order requiring the Board to rescind or redeem the Rights or declaring the Rights invalid and invalidating amendments to certain employment agreements, imposition of a constructive trust in favor of plaintiff and the class and an award of plaintiff’s costs.

Casey’s and the Board believe the claims in the Mercier Complaint, the Howie Complaint and the Carpenters Pension Trust Complaint are without merit and intend to defend against them vigorously.

Potential Benefits of the Offer. Our Board of Directors believes that the Offer will generate significant value for our shareholders while allowing the Company to continue to execute on its strategic growth initiatives. The Board has determined that the Offer provides our shareholders with benefits that include the following:

•

The Offer provides our shareholders with an opportunity to tender their Shares and thereby receive a return of capital if they so elect, without potential disruption to the share price and the usual transaction costs associated with market sales.

•

Shareholders who elect not to tender in the Offer will increase their percentage ownership in Casey’s following completion of the Offer and thereby continue participating in the Company’s substantial upside.

•

We expect that consummation of the Offer will be highly accretive to our diluted earnings per Share at all purchase prices in the price range of the Offer, based on the decrease in the number of outstanding Shares, the estimated earnings of the Company in future periods and the expected cost of the debt that will be used to finance the Offer.

•

The Offer and the Debt Financing are financially prudent given our strong balance sheet and careful use of our capital. Casey’s expects that the consummation of the Offer and the Debt Financing will not interfere with its ability to pursue its strategic growth plan and that Casey’s will have post-recapitalization debt levels that compare favorably to peer companies in the sector and minimal rental expense.

•

The Offer presents an opportunity for shareholders to receive immediate cash value for their Shares in light of the Couche-Tard Offer. The Board of Directors has recommended that shareholders not tender into the Couche-Tard Offer, and by commencing this Offer, the Board is providing a viable alternative for shareholders who wish to cash out some or all of their investment in Casey’s.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to Casey’s and shareholders who choose not to tender their Shares, including the following:

•

We expect to consummate the Debt Financing as the primary source of funds to purchase Shares in the Offer. We expect to use available cash to fund the balance of the Purchase Price and to pay the fees and expenses incurred in connection with the Offer. As of April 30, 2010, we had cash and cash equivalents in the amount of $151.7 million and $50 million available under our existing credit facilities. We also expect that, in connection with the consummation of the Offer, we may need to refinance or obtain amendments or waivers with respect to certain indebtedness of the Company. As of July 23, 2010, the principal amount of such indebtedness was $47 million (see Section 11 — “Certain Information Concerning Casey’s” for more information on our existing indebtedness). Any increase in our indebtedness or decrease in our available cash will increase our net interest expense, could reduce our ability to engage in significant transactions, including acquisitions and future Share repurchases, without additional debt or equity financing, and could negatively impact our liquidity during periods of increased capital spending or higher operating expenses.

•

The Offer will reduce our “public float,” which is the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. The reduction in our public float and market capitalization could also result in our no longer being included in the Standard & Poor’s 600 index. Being dropped from the index could reduce demand for the Shares if index funds no longer seek to hold our Shares. As of July 23, 2010, we had 50,968,662 outstanding Shares. At the maximum Purchase Price of $40.00 per Share, we could purchase 12,500,000 Shares if the Offer is fully subscribed, which would represent approximately 24.5% of our issued and outstanding common stock as of July 23, 2010. At the minimum Purchase Price of $38.00 per Share, we could purchase 13,157,894 Shares if the Offer is fully subscribed, which would represent approximately 25.8% of our issued and outstanding common stock as of July 23, 2010.

•

All of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). As a result, the consummation of the Offer will increase the proportional holdings of our directors and executive officers. See Section 12.

Upon completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in Casey’s. However, there can be no assurance that we will not issue additional Shares in the future which could have the effect of decreasing the relative ownership interests of such non-tendering shareholders.

Certain Effects of the Offer. After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will provide us with adequate financial resources.

Based on the published guidelines of NASDAQ and the conditions of the Offer, we believe that our purchase of up to $500 million in value of Shares pursuant to the Offer will not result in delisting of the remaining Shares on NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our having determined that the consummation of the Offer will not cause the Shares to be delisted from NASDAQ or be eligible for deregistration under the Exchange Act. See Section 7.

Shares that we acquire in the Offer will be retired and be restored to the status of authorized but unissued Shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or NASDAQ rules) for all purposes, such as issuance under our stock option plans, the acquisition of other businesses or the raising of additional capital for use in our business. We have no current plans for the issuance of Shares purchased in the Offer.

Shareholders who do not tender may be able to sell their non-tendered Shares in the future on NASDAQ or otherwise at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•

any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on NASDAQ;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of Casey’s, or the disposition by any person of securities of Casey’s; or

•

any changes in our Restatement of the Restated and Amended Articles of Incorporation and the Bylaws, each as amended to date, or other governing instruments or other actions that could impede the acquisition of control of Casey’s.

Although we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

3.    Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of Shares under the Offer (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase, and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “Book-Entry Transfer” below) and any other required documents; and

•

either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a nominee holds your Shares, it is likely they have an earlier deadline for you to act to instruct them to tender Shares on your behalf. We urge you to contact your nominee to find out their applicable deadline.

The valid tender of Shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Each shareholder desiring to tender Shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $38.00 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $38.00 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which Shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined By You.” A tender of Shares will be valid only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Tender Offer.” For purposes of determining the Purchase Price, those Shares that are tendered by shareholders agreeing to accept the Purchase Price (as determined under the Offer) will be deemed to be tendered at the minimum price of $38.00 per share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 for recent market prices for the Shares.

If tendering shareholders wish to indicate a specific price at which their Shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined By You.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if the price selected by the shareholder is higher than the Purchase Price we eventually determine after the Expiration Time.

A shareholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, shareholders who tendered their Shares at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

We urge shareholders who hold Shares through a nominee to consult their nominee to determine whether transaction costs are applicable if they tender Shares through their nominee and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Procedure for the DRIP. A shareholder who holds Shares in the DRIP may tender such Shares by instructing the Depositary to tender the Shares held in the DRIP. To tender your Shares held in the DRIP, indicate in the “Description of Shares Tendered” section of the Letter of Transmittal whether you wish to tender all Shares held in the DRIP or a specific number of such Shares. If you indicate that you wish to tender all Shares held in your DRIP account, the Depositary will also tender any Shares purchased for your DRIP account with any dividend payable to you on August 16, 2010 and/or any optional cash invested for the purchase of new Shares in your DRIP account on August 16, 2010. The August 16, 2010 dividend will be paid at the rate of $0.10 per Share to shareholders of record date August 2, 2010 and any Shares will be purchased on the open market in accordance with the terms of the DRIP. Any Shares held in the DRIP that are tendered by you will be deemed to be tendered at the price that you selected under either the section captioned “Shares Tendered at Price Determined by You” or “Shares Tendered at Price Determined Under the Tender Offer” in the Letter of Transmittal.

Procedure for the KSOP. A participant in the KSOP may instruct the Trustee to tender some or all of the Shares allocated to a participant’s account by completing and returning to the agent for the Trustee the Instruction Form or by providing tender instructions by telephone or via the Internet in accordance with the instructions in the “Letter to Participants in the Casey’s General Stores 401(k) Plan” furnished to participants in the KSOP, in each case four business days prior to the expiration of the Offer. All documents furnished to shareholders generally in connection with the Offer will be made available to participants whose KSOP accounts are credited with Shares. Participants in the KSOP cannot use the Letter of Transmittal to direct the tender of Shares held under the KSOP, and must use the Instruction Form included in the separate “Letter to Participants in the Casey’s General Stores 401(k) Plan” sent to them or provide tender instructions by telephone or via the Internet in accordance with the instructions in the “Letter to Participants in the Casey’s General Stores 401(k) Plan”. Participants in the KSOP who also hold Shares outside that plan, however, must (i) complete the Instruction Form or provide tender instructions by telephone or via the Internet according to the instructions in the “Letter to Participants in the Casey’s General Stores 401(k) Plan” for Shares held under the KSOP and (ii) use the applicable procedures otherwise described in this Offer to Purchase to tender Shares outside the KSOP. Shares held in the KSOP may not be conditionally tendered. Although the Offer will remain open to all shareholders until the Expiration Time, if the Trustee does not receive a participant’s instructions by 5:00 p.m., New York City time, on August 19, 2010, the Trustee will not tender Shares attributable to the participant’s account, unless the Offer is extended, in which case a participant’s instructions must be received by 5:00 p.m., New York City time, on the date that is four business days before the new Expiration Time. Participants are urged to read the “Letter to Participants in the Casey’s General Stores 401(k) Plan” and the separate Instruction Form carefully.

Procedure for stock options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of Options may conditionally exercise some or all of those Options as part of the Offer and instruct Casey’s to tender all (but not less than all) the underlying Shares in the Offer. This exercise of Options is “conditional” because the holder is deemed to exercise an Option (and pay the exercise price) only if and to the extent that (i) Casey’s will purchase the underlying Shares pursuant to the Offer and (ii) the Purchase Price determined by us in the Offer exceeds the exercise price for the Option. If Casey’s does not purchase the underlying Shares, the Options for those Shares will not be deemed exercised and will remain outstanding. While the exercise of Options is “conditional”, holders of Options cannot tender the Shares underlying their Options subject to the condition that a specified minimum number of the underlying Shares must be purchased.

Holders of Options who wish to conditionally exercise their Options and tender the underlying Shares must not use the Letter of Transmittal. Instead, they must properly complete and deliver the Option Election Form included with this Offer to Purchase to the address or facsimile number shown on the instructions thereto. The deadline for submitting instructions regarding the conditional exercise of Options and the tender of the underlying Shares is 12:00 noon, New York City time, on August 20, 2010.

Holders of Options may also exercise Options in accordance with the terms of the applicable stock option plans and tender the Shares received upon exercise in accordance with the instructions and procedures described in this Section 3 with respect to Shares generally. As such an exercise would not be conditional, as described above, the Holders should note that such an exercise could not be revoked even if all or a portion of the Shares received upon the exercise and tendered in the Offer are not purchased by Casey’s for any reason.

Under the U.S. federal income tax laws, Casey’s may be required to withhold income and employment taxes from the amount of any payments made to Option holders pursuant to the Offer. Non-U.S. Option holders will also be subject to 30% (or lower treaty rate) U.S. withholding tax on the total sale price paid to them for the Option Shares pursuant to the Offer unless such Non-U.S. Option holder can demonstrate to Casey’s that the payment will not be equivalent to a dividend.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message and all other required documents, must in any case be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for Shares if:

•

the “registered holder(s)” of those Shares sign(s) the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those Shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered Shares will include any shareholder registered on the books of the Company’s transfer agent, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an “eligible institution.” If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.

In all cases, payment for Shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares under the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an “eligible institution”;

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the NASDAQ is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an “eligible institution” in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased Shares promptly after the expiration of the Offer or the valid withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (b) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares and the validity, form, eligibility (including time of receipt) and acceptance for payment of any Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities relating thereto have been cured or waived. None of the Company, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Shares, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Income Tax Backup Withholding; Information Reporting. Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder in the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”) unless the shareholder provides its taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent), certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the shareholder may be subject to certain penalties imposed by the IRS. Therefore, each tendering shareholder that is a U.S. Holder (as defined in Section 15) should complete and sign the Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the shareholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain shareholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 15)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, attesting to that shareholder’s exempt status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase.

In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to non-exempt shareholders.

Shareholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption.

Withholding for Non-U.S. Holders. Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary (or other applicable withholding agent) will withhold U.S. federal income taxes equal to 30% of the gross payments payable to such Non-U.S. Holder, unless the Depositary (or other applicable withholding agent) determines that a reduced rate of or an exemption from withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8BEN (or a suitable substitute form) before payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly executed IRS Form W-8ECI (or a suitable substitute form) before payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or a suitable substitute form) generally will be required to file a U.S. federal income tax return and, subject to any applicable tax treaty, generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 15 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to a branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary (or other applicable withholding agent) will determine a shareholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning eligibility for a reduced rate of, or an exemption from, withholding (e.g., IRS Form W-8BEN (or a suitable substitute form) or IRS Form W-8ECI (or a suitable substitute form)) received from the Non-U.S. Holder unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described in Section 15 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are advised to consult their tax advisors regarding the application of U.S. federal income tax withholding and information reporting, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

For a more complete discussion of U.S. federal income tax consequences to tendering shareholders, see Section 15.

Lost Certificates. If the Share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (800) 884-4225 (toll-free in the United States and Canada) or 781-575-4706 (outside the United States and Canada). The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates. Such shareholders should contact the Depositary upon receipt of this Offer to Purchase. See the Letter of Transmittal for further information.

4.    Withdrawal Rights

You may withdraw Shares that you have previously tendered under the Offer at any time prior to the Expiration Time. You may also withdraw your previously tendered Shares at any time after 12:00 midnight,

New York City time, on September 23, 2010, unless such Shares have already been accepted for payment by us as provided in the Offer. Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If you wish to withdraw tendered Shares held in the KSOP, you must deliver an Instruction Form with the required information or provide withdrawal instructions by telephone or via the Internet to the agent for the Trustee by 5:00 p.m., New York City time, on August 19, 2010, unless we extend the Offer, in which case you can withdraw your Shares until 5:00 p.m., New York City time, on the date that is four business days before the new Expiration Time. If you wish to withdraw tendered Shares held in such plan, you must withdraw all such tendered Shares. If you withdraw Shares held in such plan, you may re-tender any such Shares you wish to tender in the Offer.

If you provided instructions to the Company’s Corporate Secretary to conditionally exercise one or more of your Options and tender the underlying Shares and you wish to withdraw such instructions, you must deliver a written notice of withdrawal with the required information to the Company’s Corporate Secretary by 12:00 noon, New York City time, on August 20, 2010, unless we extend the Offer, in which case you can withdraw your instructions until 12:00 noon, New York City time, on the date that is three business days before the new Expiration Time. If you wish to withdraw your instructions with respect to an Option and the Shares underlying such Option, you must withdraw your instructions with respect to all Shares underlying such Option. If you withdraw your tender instructions and you later wish to conditionally exercise the Option or Options covered by the withdrawn instructions, you may provide new instructions to the Company’s Corporate Secretary to conditionally exercise such Option or Options and tender the underlying Shares.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an “eligible institution” has tendered those Shares, an “eligible institution” must guarantee the signatures on the notice of withdrawal.

If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of the Company, the Depositary or the Information Agent will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

Withdrawal from the Couche-Tard Offer. If you have already tendered your Shares in the Couche-Tard Offer, you must properly withdraw them before your can tender them to us. To effectively withdraw, Couche-Tard’s depositary must receive a written notice from you before the Couche-Tard Offer expires at either of the addresses listed below. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to Couche-Tard’s depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Couche-Tard’s depositary and, unless such Shares have been tendered by an “eligible institution”, the signatures on the notice of withdrawal must be guaranteed by an “eligible institution.” If Shares have been delivered pursuant to book-entry transfer procedures, any notice of withdrawal must also specify the name and number of the account at your nominee to be credited with the withdrawn Shares and otherwise comply with the nominee’s procedures.

By Mail:	By Hand or Overnight Delivery: (Until 6:00 p.m. Eastern Time on the expiration date of the Couche-Tard Offer (currently August 6, 2010))

Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 N. Concord Exchange South St. Paul, MN 55075-1139

If you wish to withdraw Shares held in the KSOP that you already tendered to Couche-Tard in response to the Couche-Tard Offer, you must deliver the Instruction Form with the required information or provide withdrawal instructions by telephone or via the Internet to the agent for the Trustee in accordance with the instructions in the “Letter to Participants in the Casey’s General Stores, Inc. 401(k) Plan” furnished to participants in the KSOP.

If you have any questions regarding withdrawal of any of your Shares that you already tendered to Couche-Tard, our Information Agent can assist you. Their contact information appears on the back cover page of this document.

5.    Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we (a) will determine the Purchase Price we will pay for Shares properly tendered and not withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (b) will accept for payment and pay for, and thereby purchase, Shares having an aggregate Purchase Price of up to $500 million properly tendered at prices at or below the Purchase Price and not withdrawn.

For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price, and not withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for Shares purchased by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders. We will be deemed to have purchased Shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the price and the proration factor and (iii) deposit of the aggregate Purchase Price for the Shares.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least four business days after the Expiration Time.

Certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, including by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering shareholder that fails to complete fully, sign and return to the Depositary (or other applicable withholding agent) the Form W-9 included as part of the Letter of Transmittal (or an IRS Form W-8BEN or other applicable form, if the tendering shareholder is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder paid pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the procedures for obtaining a refund from the IRS.

6.    Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, Shares tendered pursuant to the Offer prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 15, the number of Shares to be purchased from a particular shareholder may affect the

U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have Shares sold pursuant to the Offer treated as a sale or exchange of such Shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Shares held in the KSOP and Shares underlying Options may not be conditionally tendered.

Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of Shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are advised to consult their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering Shares.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Time, if, based on the Purchase Price determined in the Offer, more than $500 million in value of Shares are properly tendered and not withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified by that shareholder, the tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Time, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate Purchase Price of $500 million then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase $500 million in value of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.    Conditions of the Tender Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to the rules under the Exchange Act, if the Financing Condition is not satisfied or if at any time on or after the commencement of the Offer and before the Expiration Time any of the following events has occurred:

•

there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the Shares in the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•

there has occurred a general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

there has occurred a commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•

there has occurred any change (or event involving a prospective change) that could reasonably be expected to materially adversely affect our business, financial condition, results of operations or prospects or the value of our Shares;

•

there has been a tender offer or exchange offer proposed, announced or made for our Shares, or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries by any person other than (1) the Couche-Tard Offer and (2) the Offer; or

•

we reasonably determine that the consummation of the Offer may either cause the Shares to be held of record by less than 300 persons or cause our Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. See Section 16. Any determination by us concerning the events described above will be final and binding on all parties.

8.    Price Range of the Shares; Dividends; Rights Agreement

The Shares are listed for trading on NASDAQ under the symbol “CASY.” The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported on NASDAQ and the quarterly cash dividends declared per Share of common stock during the periods indicated.

	High	Low	Cash Dividends Declared
Fiscal Year 2009
First Quarter Ended July 31, 2008	$26.30	$19.97	$0.075
Second Quarter Ended October 31, 2008	30.66	22.36	0.075
Third Quarter Ended January 31, 2009	31.11	20.63	0.075
Fourth Quarter Ended April 30, 2009	28.43	18.32	0.075
Fiscal Year 2010
First Quarter Ended July 31, 2009	28.56	23.58	0.085
Second Quarter Ended October 31, 2009	33.06	25.62	0.085
Third Quarter Ended January 31, 2010	32.71	29.10	0.085
Fourth Quarter Ended April 30, 2010	39.56	29.03	0.085
Fiscal Year 2011
First Quarter (through July 27, 2010)	39.03	30.24	0.10

On July 27, 2010, the last full trading day before the announcement of the Offer, the last reported sale price of our common stock on NASDAQ was $36.50 per share. We urge shareholders to obtain a current market price for the Shares before deciding whether, and at what price or prices, to tender their Shares.

Rights Agreement. For each share issued, the holder of such Share also holds one Right associated with such Share pursuant to the Rights Agreement, which is incorporated by reference as an exhibit to the Self-Tender Schedule TO. Each Share has attached to it one Right issued pursuant to the Rights Agreement. Each Right entitles the holder to purchase one one-thousandth (1/1,000th) of a share of Series A Serial Preferred Stock at a purchase price of $95.00 per share, subject to adjustment (the “Rights Purchase Price”). The Rights will become exercisable upon the earlier of (i) such date as the Company learns that a person or group has acquired, or obtained the right to acquire, beneficial ownership (including certain derivative positions) of more than 15% of the outstanding Shares (any such person or group, an “Acquiring Person”), and (ii) such date, if any, as may be designated by the Board following the commencement of, or the first public disclosure of an intention to commence, a tender or exchange offer for outstanding Shares which could result in a person or group becoming the beneficial owner of more than 15% of the outstanding Shares. A person, together with all affiliates and associates of such person, shall not be deemed to be an Acquiring Person solely as a result of a change in the aggregate number of Shares outstanding since the last date on which such person acquired beneficial ownership of any Shares. However, if a person, together with all affiliates and associates of such person, becomes the beneficial owner of 15% or more of the Shares then outstanding by reason of Share purchases by the Company and, after such Share purchases by the Company, becomes the beneficial owner of any additional Shares, then such person will be deemed to be an “Acquiring Person” under the Rights Agreement. The Rights will expire on April 15, 2011, unless the Rights are earlier redeemed by the Board.

If any person or group becomes an Acquiring Person, the Rights will entitle a holder (other than an Acquiring Person, whose Rights will be null and void) to purchase a number of 1/1,000ths of a share of Series A Serial Preferred Stock equal to the number of Shares having a market value of twice the Rights Purchase Price. If the Company is acquired in a merger or other business combination by an Acquiring Person, or 50% or more of the Company’s assets are sold to an Acquiring Person, the Rights will entitle a holder (other than an Acquiring Person, whose Rights will be null and void) to purchase Shares in the surviving entity at 50% of the market price.

After any person or group becomes an Acquiring Person, the Board may exchange each Right (other than Rights owned by an Acquiring Person) for one-half of the Series A Serial Preferred Stock that would be issuable at such time upon the exercise of one Right pursuant to the terms of the Rights Agreement (or an equivalent value comprised of cash, Shares, shares of Series A Serial Preferred Stock, other securities or any combination thereof).

The Rights are redeemable by the Board at a redemption price of $0.001 per Right at any time prior to the earlier of the date on which the Rights become exercisable and the expiration date of the Rights. Immediately upon the action of the Board ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is filed as an exhibit to the Self-Tender Schedule TO and is incorporated herein by reference.

9.    Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate Purchase Price for the Shares purchased in the Offer will be $500 million. We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer through the Debt Financing and available cash. In addition, Casey’s anticipates that, in connection with the consummation of the Offer, it may need to refinance or obtain amendments or waivers with respect to certain indebtedness of Casey’s. As of July 23, 2010, the principal amount of such indebtedness was $47 million. For more information regarding Casey’s outstanding indebtedness, please see Section 11 — “Certain Information Concerning Casey’s.”

The Offer will be subject to the satisfaction of the Financing Condition. The Financing Condition is one of the conditions to the Offer described in Section 7. We do not currently have any alternative financing arrangements or plans that would fund the purchase of Shares in the Offer in the event the proceeds of the Debt Financing are not available. As of April 30, 2010, Casey’s had cash and cash equivalents in the amount of $151.7 million and $50 million available under its existing credit facilities.

It is anticipated that the indebtedness incurred by Casey’s in connection with the Offer will be repaid from funds generated internally by Casey’s and its subsidiaries. No final decisions have been made, however, concerning the method Casey’s will employ to repay such indebtedness or the timing of such repayments. Such decisions, when made, will be based on Casey’s review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

10.    Certain Financial Information

Historical Financial Information. Casey’s incorporates by reference the financial statements and notes thereto included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended April 30, 2010. You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data. The following table sets forth summary data from our consolidated balance sheet at April 30, 2010 and our consolidated statement of earnings for the fiscal year ended April 30, 2010 (the “2010 fiscal year”), and the fiscal year ended April 30, 2009. Year-end financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended April 30, 2010. Historical results are not necessarily indicative of the results of operations to be expected for the future periods, and interim results may not be indicative of results for the remainder of the year.

April 30, 2010
(in thousands, except per Share data)
Balance Sheet Data:
Total assets	$1,388,775
Total long-term debt	154,754
Shareholders’ equity	824,319
Book value per Share	16.19

	Fiscal Years Ended
	April 30, 2010	April 30, 2009
	(in thousands, except per Share data)
Statement of Earnings Data:
Total revenues	$4,637,087	$4,690,525
Gross profit	792,352	723,606
Operating income	192,515	149,706
Net earnings	116,962	85,690
Earnings per Share
Basic	2.30	1.69
Diluted	2.29	1.68

	Fiscal Years Ended
	April 30, 2010	April 30, 2009
Weighted average common Shares outstanding
Basic	50,899,370	50,787,309
Diluted	51,053,173	50,917,479
Other Data
Ratio of earnings to fixed charges	16.94:1	13.62:1

11.    Certain Information Concerning Casey’s

Casey’s and its wholly owned subsidiaries operate convenience stores under the name “Casey’s General Store”, “HandiMart” and “Just Diesel” in nine Midwestern states, primarily Iowa, Missouri, and Illinois. The stores carry a broad selection of food (including freshly prepared foods such as pizza, donuts, and sandwiches), beverages, tobacco products, health and beauty aids, automotive products and other nonfood items. In addition, all stores offer gasoline for sale on a self-service basis. Our fiscal year runs from May 1 through April 30 of each year. On April 30, 2010, there were a total of 1,531 Casey’s General Stores in operation. There were 18 stores newly constructed and 37 acquired stores opened in the 2010 fiscal year. There was also one store closed in the 2010 fiscal year. We operate a central warehouse, Casey’s Distribution Center, adjacent to our corporate headquarters in Ankeny, Iowa, through which we supply grocery and general merchandise items to our stores.

Approximately 61% of all our stores are located in areas with populations of fewer than 5,000 persons, while approximately 14% of our stores are located in communities with populations exceeding 20,000 persons. The Company competes on the basis of price as well as on the basis of traditional features of convenience store operations such as location, extended hours, and quality of service.

In the 2010 fiscal year, the Company generated $4.6 billion in revenues from continuing operations and income from continuing operations of $116.9 million.

Casey’s Senior Notes. As of July 23, 2010, the Company had $147 million in principal amount outstanding under its 5.72% Senior Notes, its 7.38% Senior Notes (the “7.38% Senior Notes”) and its Series A through Series F Senior Notes (at interest rates ranging from 6.18% to 7.23%) (the “Variable Rate Notes”). The Company’s senior notes contain customary operating and financial covenants, including provisions that restrict the Company’s ability to incur debt. The Company anticipates that, in connection with the consummation of the Offer, it may need to refinance or obtain amendments or waivers with respect to the 7.38% Senior Notes and the Variable Rate Notes. As of July 23, 2010, there was $47 million in principal amount outstanding under the 7.38% Senior Notes and the Variable Rate Notes.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and executive officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed the Self-Tender Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Self-Tender Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We also provide access to these reports on our Web site at www.caseys.com. Information on our Web site is not incorporated by reference in this Offer to Purchase.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer to Purchase incorporates by reference the documents listed below (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules), including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. The following documents contain important information about us:

Our SEC Filings	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended April 30, 2010; filed on June 28, 2010
Current Reports on Form 8-K	Filed on July 12, 2010; July 15, 2010

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s Web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits. You may request a copy of these filings by writing us at: Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045 . Please be sure to include your complete name and address in your request. You can find additional information by visiting our Web site at www.caseys.com. Information on our Web site does not form a part of the Offer.

12.    Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of July 23, 2010, there were 50,968,662 Shares outstanding. We are offering to purchase up to $500 million in value of Shares. At the maximum Purchase Price of $40.00 per Share, we could purchase 12,500,000 Shares if the Offer is fully subscribed, which would represent approximately 24.5 % of our issued and outstanding Shares as of July 23, 2010. At the minimum Purchase Price of $38.00 per Share, we could purchase 13,157,894 Shares if the Offer is fully subscribed, which would represent approximately 25.8% of our issued and outstanding Shares as of July 23, 2010.

As of July 23, 2010, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of 348,405 Shares, representing 0.68% of the total number of outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders; however, all of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions or otherwise, at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer.

The following table sets forth, as of July 23, 2010, the aggregate number and percentage of Shares that were beneficially owned by our directors and executive officers. Assuming the Offer is fully subscribed and no director or executive officer tenders any Shares in the Offer, our directors and executive officers as a group will own approximately 0.91% (at the maximum Purchase Price of $40.00 per Share) to 0.92% (at the minimum Purchase Price of $38.00 per Share) of our outstanding Shares. The information set forth in the “After the Offer” column in the below table gives effect to the Offer and assumes that the Purchase Price was $38.00.

Unless otherwise noted, the address of each person listed is c/o the Corporate Secretary at Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

	Prior to the Offer			Shares Expected to be Tendered in the Offer	After the Offer
	Number of Common Shares Beneficially Owned		Percent of Class		Number of Common Shares Beneficially Owned		Percent of Class
Diane C. Bridgewater	8,000	(1)	*	—	8,000	(1)	*
Johnny Danos	21,175	(2)	*	—	21,175	(2)	*
Kenneth H. Haynie	47,162	(3)	*	—	47,162	(3)	*
H. Lynn Horak	2,000		*	—	2,000		*
William C. Kimball	17,131	(4)	*	—	17,131	(4)	*
Jeffrey M. Lamberti	31,000	(5)	*	—	31,000	(5)	*
Richard A. Wilkey	4,000	(6)	*	—	4,000	(6)	*
Robert J. Myers	65,444	(7)	*	—	65,444	(7)	*
Terry W. Handley	49,780	(8)	*	—	49,780	(8)	*
William J. Walljasper	36,912	(9)	*	—	36,912	(9)	*
Sam J. Billmeyer	33,966	(10)	*	—	33,966	(10)	*
Julia L. Jackowski	31,835	(11)	*	—	31,835	(11)	*
All current directors and officers as a group	348,405		*	—	348,405		*

*	Less than 1%
(1)	Consisting of 6,000 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the Casey’s General Stores, Inc. Non-Employee Directors’ Stock Option Plan (the “Director Stock Option Plan”), but which cannot be presently voted.
(2)	Consisting of 12,000 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the Director Stock Option Plan, but which cannot be presently voted.
(3)	Consisting of 18,000 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the Director Stock Option Plan, but which cannot be presently voted.
(4)	Consisting of 12,000 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the Director Stock Option Plan, but which cannot be presently voted.
(5)	Consisting of 4,000 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the Director Stock Option Plan, but which cannot be presently voted.
(6)	Consisting of 2,000 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the Director Stock Option Plan, but which cannot be presently voted.
(7)	Consisting of 20,000 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the Casey’s General Stores, Inc. 2000 Stock Option Plan (the “2000 Stock Option Plan”), but which cannot be presently voted.
(8)	Consisting of 40,000 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the 2000 Stock Option Plan, but which cannot be presently voted.
(9)	Consisting of 32,000 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the 2000 Stock Option Plan, but which cannot be presently voted.
(10)	Consisting of 30,000 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the 2000 Stock Option Plan, but which cannot be presently voted.
(11)	Consisting of 24,500 shares that are subject to acquisition within 60 days of the date hereof through the exercise of stock options granted under the 2000 Stock Option Plan, but which cannot be presently voted.

Equity Plans

2000 Stock Option Plan. The 2000 Stock Option Plan provides for the grant of stock options to officers and key employees. The 2000 Stock Option Plan is administered by the Compensation Committee of our Board of Directors. Options granted under the 2000 Stock Option Plan have an exercise price equal to the fair market value of a Share on the date of grant. Equity awards are no longer granted under the 2000 Stock Option Plan, but it remains in operation in order to administer outstanding awards.

Director Stock Option Plan. The Director Stock Option Plan provides for the grant of stock options to non-employee directors. The Director Stock Option Plan is administered by the Chief Executive Officer. The exercise price of all options awarded under the Director Stock Option Plan was the average of the last reported sale prices of shares of Common Stock on the last trading day of each of the 12 months preceding the award of the option. The term of such options was ten years from the date of grant, and each option was exercisable immediately upon grant. Equity awards are no longer granted under the Director Stock Option Plan, but it remains in operation in order to administer outstanding awards.

The Casey’s General Stores, Inc. 2009 Stock Incentive Plan. The Casey’s General Stores, Inc. 2009 Stock Incentive Plan (the “2009 Stock Incentive Plan”) provides for the granting of stock options, restricted stock units and restricted stock awards. Directors and selected Company employees are eligible to participate in the 2009 Stock Incentive Plan. The following equity compensation plans were superseded by the 2009 Stock Incentive Plan (collectively the “Prior Plans”): (a) the 2000 Stock Option Plan and (b) the Director Stock Option Plan. No additional equity grants may be made under the Prior Plans after shareholders approved the 2009 Stock Incentive Plan on September 18, 2009. However, the Prior Plans remain in operation in order to administer outstanding awards.

The 2009 Stock Incentive Plan is administered by the Compensation Committee of the Board, and the Compensation Committee determines the size and type of grant for Casey’s directors and employees. Grants of all stock options are required to be made with an exercise price at least equal to the fair market value of the underlying Shares on the grant date, and stock options may not be exercised later than the tenth anniversary of the date of grant. As of July 23, 2010, Casey’s only made one grant of restricted stock units (“RSUs”) under the 2009 Stock Incentive Plan to non-employee directors. These RSUs vested and were settled on the date of grant.

Benefits Plans

Casey’s General Stores 401(k) Plan. The KSOP is a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The KSOP contains a cash or deferred arrangement under Section 401(k) of the Code and an employee stock ownership plan feature. Participants may direct the Trustee to invest funds in any investment option available under the plan. The KSOP provides employees with a menu of investment options, including Shares through the employee stock ownership plan feature.

Executive Nonqualified Excess Plan. Under our Executive Nonqualified Excess Plan (the “Deferred Compensation Plan”), certain employees, including certain executive officers, may voluntarily defer up to 20% of their base salary and up to 100% of any bonuses awarded under the Company’s incentive compensation program. Elections to defer a portion of base salary and bonus are made by eligible participants in December of each year for amounts to be deferred in the following year. The Deferred Compensation Plan offers certain employees a competitive deferral feature that can be used to defer a portion of their income without the limitations imposed by the Code on deferrals under the KSOP.

Employment Agreements, Change of Control Severance Arrangements and Severance Agreements

Employment Agreement with Robert J. Myers. On April 16, 2010, Casey’s entered into a new employment agreement with Mr. Robert J. Myers that generally provides for his continued employment as President and Chief Executive Officer of Casey’s through April 30, 2013. Upon the occurrence of a change of control, Mr. Myers will become entitled to all of the rights, payments and benefits set forth in his change of control severance agreement, described below, and his employment agreement (other than certain provisions, described below) will automatically terminate. Following a change of control, Casey’s will remain obligated to maintain a term life insurance policy with a death benefit of $1,000,000 during the period of his employment and, if Mr. Myers’s employment continues through June 21, 2011 (the expiration date of Mr. Myers’s prior employment agreement), provide an annual retirement benefit equal to one-half of his average base salary for the last three years of his employment as President and Chief Executive Officer, up to $330,000 per year. The retirement benefit will begin on January 1, 2012 and continue for a period of ten years or until the death of Mr. Myers and his surviving spouse, if earlier. The ten-year period will be extended by one year or two years if Mr. Myers remains employed until April 30, 2012 or April 30, 2013, respectively. Mr. Myers is already entitled to receive four-fifths of the retirement benefits described above, and will become entitled to receive a pro rata portion of the remaining amount of the retirement benefits for each day of service from June 21, 2010 to June 21, 2011.

Change of Control Severance Arrangements. Casey’s has previously entered into change of control severance agreements with each of its executive officers, pursuant to which such executive officers are entitled to certain benefits and severance payments upon a termination of their employment under certain circumstances in connection with a change of control of Casey’s. All of the change of control severance agreements with Casey’s executives contain similar provisions. Under the terms of these agreements, upon termination within two years following a “change of control” of the Company for (a) reasons other than “cause”, death or disability or (b) by the executive for “good reason” (“change of control”, “cause” and “good reason” as defined in such change of control severance agreements), the executive would become entitled to receive certain payments and benefits. Upon such a termination of employment, the executive will be entitled to the following: (i) a lump sum cash severance payment in an amount equal to the sum of (w) to the extent not already paid, the executive’s base salary through the date of termination, (x) a pro rata portion of the highest annual bonus received by the executive during the two preceding years, (y) three times the sum of the executive’s annual base salary and the highest annual bonus received by the executive during the two preceding years and (z) in the case of compensation previously deferred by the executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by Casey’s, and any accrued vacation pay not yet paid by Casey’s; and (ii) continuation of benefits, including health insurance and life insurance, for the executive and/or the executive’s family for two years (or such longer period as any plan, program, practice or policy may provide). Payments made under the change of control severance agreements are subject to reduction to avoid any excise taxes imposed as a result of Section 280G of the Code. The reduction would generally limit an executive’s benefits under the change of control severance agreements to 2.99 times the executive’s average annual compensation for the preceding five years.

Director Compensation

During the 2010 fiscal year, each director who was not a Company employee was compensated for services as a director by an annual retainer of $40,000 and a meeting fee of $1,000 for each shareholder and committee meeting attended. The Chair of the Board and of the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee were compensated for such services by an annual retainer of $6,000. In addition, as part of her services as Chair of the Audit Committee, Ms. Bridgewater was compensated for serving on the “disclosure committee”, an internal management group that reviews the Company’s public disclosures with the independent auditors and outside counsel, by a meeting fee of $1,000 for each meeting attended. Company employees serving on the Board do not receive any compensation for services as a director.

On June 10, 2010, the Board approved changes to the Company’s policies for compensating committee chairs and director attendance at committee meetings, which will take effect following the Annual Meeting. Following the Annual Meeting, the chair of the Audit Committee will be compensated for services as chair of such committee by an annual retainer of $12,000, and members of the Audit Committee will be compensated for their services on such committee by an annual retainer of $6,000 in lieu of per meeting fees. The chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee will be compensated for their services as chair of such committees by an annual retainer of $8,000, and the members of such committees will be compensated for their services on such committees by an annual retainer of $4,000 in lieu of per meeting fees. If the Board establishes an additional, “special purpose” committee, the chair of such committee will be compensated by an annual retainer of $4,000, and the members of such committee will be compensated by a meeting fee of $1,000 for each committee meeting attended.

Under the Director Stock Option Plan, each Eligible Non-Employee Director (defined in the Director Stock Option Plan as any person who is serving as a non-employee director of the Company on the last day of a fiscal year) annually received an option to purchase 2,000 Shares. The exercise price of all options awarded under the Director Stock Option Plan was the average of the last reported sale prices of Shares on the last trading day of each of the 12 months preceding the award of the option. The term of such options was ten years from the date of grant, and each option was exercisable immediately upon grant. Equity awards are no longer granted under the Director Stock Option Plan, but it remains in operation in order to administer outstanding awards.

After the close of the 2010 fiscal year, the Compensation Committee authorized the grant of 2,000 restricted stock units to each of the non-employee directors of the Board under the 2009 Stock Incentive Plan. The purpose of this restricted stock unit grant was to provide equity compensation to the non-employee directors who would no longer receive automatic annual grants of stock options under the Director Stock Option Plan. These restricted stock units vested and were settled on the date of grant.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving Shares during the 60 days prior to July 29, 2010, except as follows:

•	On June 22, 2010 (when the stock price was $35.52), Robert J. Myers exercised 10,000 vested stock options at a price per share of $14.08.

•

On June 23, 2010 (when the stock price was $35.94), pursuant to the 2009 Stock Incentive Plan, the Company made grants of 2,000 restricted stock units to each non-employee director, which vested and were settled on the date of grant.

13.    Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase of Shares under the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively smaller volume of Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from NASDAQ. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from NASDAQ. See Section 7.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be eligible for deregistration under the Exchange Act. See Section 7.

14.    Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.

15.    Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences as of the date hereof to U.S. Holders and Non-U.S. Holders (each as defined below) of an exchange of Shares for cash pursuant to the Offer. The summary is based on the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular shareholder or to shareholders subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, broker-dealers, insurance companies, cooperatives, expatriates, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons that acquired their Shares through the exercise of an employee stock option or otherwise as compensation, partnerships or other pass-through entities, or persons holding Shares through partnerships or other pass-through entities) or to persons who hold Shares as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes). In addition, this discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences or any tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences. This summary assumes that shareholders hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and each partner in such partnership should consult its own tax advisor about the U.S. federal income tax consequences of a sale of Shares for cash pursuant to the Offer.

Each shareholder is advised to consult its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer. The sale of Shares by a shareholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a shareholder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns none of our Shares either actually or constructively immediately after the Shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the Shares that are actually owned by the U.S. Holder, but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as Shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares. U.S. Holders are advised to consult their own tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

U.S. Holders are advised to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer. In addition, a U.S. Holder owning at least 5% of our outstanding Shares must comply with the reporting requirement of Treasury Regulation 1.302-2(b)(2).

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the Shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s tax basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares that were sold exceeds one year as of the date of the purchase by us pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 15% if recognized in taxable years commencing before January 1, 2011). A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.

Distribution Treatment. If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety as ordinary income without a reduction for the U.S. Holder’s tax basis of the Shares exchanged, and the tax basis of such exchanged Shares would be added to the tax basis of the U.S. Holder’s remaining Shares, if any. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the U.S. Holder, with a corresponding reduction in such U.S. Holder’s tax basis in its Shares until reduced to zero, and then as capital gain from the sale or exchange of the Shares.

If a sale of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividends received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their Shares. Provided that minimum holding period requirements are met, and subject to certain limitations for hedged positions, dividend income with respect to non-corporate U.S. Holders (including individuals) generally will be eligible for U.S. federal income taxation at a maximum rate of 15% if recognized in taxable years commencing before January 1, 2011.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Withholding. See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders”

unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder) or (ii) in the case of gain realized by a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of Shares pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States.

Distribution Treatment. If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of Shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale of Shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.” Except as described in the following paragraphs, to the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to U.S. federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from U.S. federal withholding tax with respect to the Purchase Price of Shares treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI (or a suitable substitute form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

The Depositary (or other applicable withholding agent) will withhold at a 30% rate on the gross proceeds of the Offer paid to a Non-U.S. Holder, unless the Non-U.S. Holder provides the Depositary (or other applicable withholding agent) with (i) an IRS Form W-8 ECI (or suitable substitute form), claiming that the Offer proceeds are effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder or (ii) an IRS Form W-8BEN (or a suitable substitute form) establishing that a reduced rate of or exemption from withholding is available under an applicable income tax treaty. See Section 3.

A Non-U.S. Holder may be eligible to obtain a refund or credit of all or a portion of any U.S. federal tax withheld if the Non-U.S. Holder meets any of the three Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” with respect to the sale of Shares pursuant to the Offer, or is able to establish that no tax or a reduced amount of tax is due, in either case, provided that an appropriate claim is timely filed with the IRS.

Non-U.S. Holders are advised to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of Shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Tax Considerations for Holders of Common Stock that Do Not Tender any Shares in the Offering

The Offer will have no U.S. federal income tax consequences to our shareholders that do not tender any Shares in the Offer.

Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding.

16.    Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including by changing the Purchase Price range or the aggregate Purchase Price limit. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the business day immediately following the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1)(a) we make any change to the Purchase Price range at which we are offering to purchase Shares in the Offer, (b) decrease the aggregate Purchase Price limit and thereby decrease the number of Shares purchasable in the Offer, or (c) increase the aggregate Purchase Price limit and thereby increase the number of Shares purchasable in the Offer by more than 2% of our outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 16, the Offer will be extended until the expiration of such ten business day period.

17.    Fees and Expenses

As noted above, Goldman Sachs is currently providing financial advisory services to the Company in connection with the Couche-Tard Offer. As disclosed in the Schedule 14D-9, Goldman Sachs is receiving compensation from us for such financial advisory services and has the benefit of certain indemnification obligations we have agreed to in connection with such services.

We have retained MacKenzie Partners, Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender Shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 3 hereof.

18.    Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Self-Tender Schedule TO, which contains additional information with respect to the Offer. The Self-Tender Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us. In any jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Offer or regarding the price or prices at which you should tender your Shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our Board of Directors, the Depositary or the Information Agent.

July 29, 2010

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A., Depositary c/o Voluntary Corporate Actions PO Box 43011 Providence, Rhode Island 02940-3011	By Facsimile: (617) 360-6810 To confirm receipt of FAX, call (781) 575-2332	By Express or Overnight Delivery: Computershare Trust Company, N.A., Depositary c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: caseys@mackenziepartners.com